 Exhibit (a)(1)(E)
OFFER TO PURCHASE FOR CASH BY
KEROS THERAPEUTICS, INC.
OF
UP TO 10,950,165 SHARES OF ITS COMMON STOCK, AT A PURCHASE PRICE
OF $17.75 PER SHARE
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 18 , 2025 UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”) OR TERMINATED.
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated October 20, 2025 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Keros Therapeutics, Inc., a Delaware corporation (the “Company”), to purchase for cash up to an aggregate of 10,950,165 shares of its common stock, $0.0001 par value per share (the “shares”), for an aggregate purchase price of up to $194.4 million, at a purchase price of $17.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Capitalized terms used herein without definition have the meanings set forth in the Offer to Purchase.
Only shares validly tendered and not properly withdrawn at or prior to the Expiration Time will be eligible for purchase in the Offer. Due to the proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than 10,950,165 shares are properly tendered and not properly withdrawn at or prior to the Expiration Time.
The Company will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All shares accepted for payment will be paid promptly after the Expiration Time, net to the seller in cash, less any applicable withholding taxes and without interest. If the Offer is fully subscribed, the Company will purchase 10,950,165 shares pursuant to the Offer, which would represent approximately 35.9% of the outstanding shares as of October 17, 2025.
Shares not purchased in the Offer will be returned at the Company’s expense promptly following the expiration of the Offer. See Section 3 of the Offer to Purchase. The Company expressly reserves the right, in its sole discretion, to change the per share purchase price and to increase or decrease the aggregate value of shares sought in the Offer or otherwise amend the Offer, subject to applicable law. See Sections 1 and 15 of the Offer to Purchase. In accordance with the rules of the U.S. Securities and Exchange Commission, the Company may purchase in the Offer up to an additional 2% of its outstanding shares without amending or extending the Offer.
If the conditions of the Offer have been satisfied or waived and more than 10,950,165 shares (or such greater number of shares as the Company may elect to purchase, subject to applicable law) have been properly tendered and not properly withdrawn at or prior to the Expiration Time, the Company will purchase shares from all holders who properly tender shares and do not properly withdraw them, on a pro rata basis. The Company will not accept shares subject to conditional tenders for which the condition was not satisfied, such as tenders conditioned on the acceptance of all shares tendered by a tendering holder.
Because of the proration and conditional tender provisions described above, the Company may not purchase all of the shares that you tender. See Sections 1, 3 and 6 of the Offer to Purchase.
We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.
Please note the following:
1.   The Offer is not conditioned on any minimum number of shares being tendered and is not subject to a financing condition. The Offer is, however, subject to certain other conditions described in Section 7 of the Offer to Purchase.
2.   The Offer, withdrawal rights and proration period will expire at 5:00 p.m., New York City time, on Tuesday, November 18, 2025, unless the Company extends the Offer.
3.   The Offer is for up to 10,950,165 shares, unless the Offer is undersubscribed. If the Offer is fully subscribed, the Company would repurchase a maximum of 10,950,165 shares, which represents approximately 35.9% of the Company’s outstanding shares as of October 17, 2025.
4.   Tendering stockholders who are registered stockholders or who tender their shares directly to Computershare Trust Company, N.A. will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.
5.   If you wish to condition your tender upon the purchase of all shares tendered or upon the Company’s purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company’s purchase of shares from all tenders which are so conditioned, to the extent necessary, will be determined by random lot. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.
If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, November 18, 2025, unless the Offer is extended.
The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of the Company. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
The Company’s Board of Directors has approved the Offer. However, neither the Company nor any member of its Board of Directors, Goldman Sachs & Co. LLC, the Dealer Manager, MacKenzie Partners, Inc., the Information Agent, nor Computershare Trust Company, N.A., the Depositary, makes any recommendation to stockholders as to whether they should tender or refrain from tendering their shares in the Offer. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender. In doing so, stockholders should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See Sections 2 and 11 of the Offer to Purchase. Stockholders should discuss whether to tender their shares with their broker or other financial or tax advisor.

INSTRUCTION FORM WITH RESPECT TO
OFFER TO PURCHASE FOR CASH BY
KEROS THERAPEUTICS, INC.
OF
UP TO 10,950,165 SHARES, AT A PURCHASE PRICE OF $17.75 PER SHARE
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 20, 2025 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Keros Therapeutics, Inc., a Delaware corporation (the “Company”), to purchase for cash up to an aggregate of 10,950,165 shares of its common stock, $0.0001 par value per share (the “shares”), for an aggregate purchase price of up to $194.4 million, at a purchase price of $17.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Capitalized terms used herein without definition have the meanings set forth in the Offer to Purchase.
The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.
Number of shares to be tendered by you for the account of the undersigned: shares* * Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

CONDITIONAL TENDER (See Instruction 14 of the Letter of Transmittal)
A tendering stockholder may condition the tender of shares upon the Company purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by the Company pursuant to the terms of the Offer, none of the shares tendered by you will be purchased. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and each stockholder is urged to consult his, her or its own tax advisor before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.
☐ The minimum number of shares that must be purchased from me, if any are purchased from me, is: shares.
If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his, her or its shares and checked this box:
☐ The tendered shares represent all shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Signature(s):
Name(s):	(Please Print)
Taxpayer Identification or Social Security Number
Address(es):
(Including Zip Code)
Area Code/Phone Number:
Date: